EXHIBIT 10.12

Design Contract

March 17th, 2024

Client: Yushun Ting, Fashionista Distributor Holdings Inc.

Designer: Nicola Tononi

Project Title: Brand Positioning

Project Description: This project shall include a fashion brand positioning proposal, including brand concept, brand mission, design concept, target customer and product structure. The brand is determined to build a lifestyle sports brand for people who enjoy sports and love being fashionable. The fundemental brand concept is a mix of sports/fashion/lifestyle apparel brand.

Fee: $140,000

Term:

1.	The client shall keep the designer updated about all necessary information for this project.

2.	Payment for design services are due to the freelance designer within 90 days of final delivery of the project to Fashionista Distributor Holdings Inc.

3.	In the event this design contract is cancelled by Fashionista Distributor Holdings Inc., Nicola Tononi will be entitled to a prorated portion of the project’s fees based on work completed prior to the contract’s cancellation.

4.	Nicola Tononi reserves the right to use the material produced during this project for promotional purposes as part of a freelance design portfolio.

5.	Fashionista Distributor Holdings Inc. agrees to indemnify and hold Nicola Tononi harmless against any and all claims, costs, and expenses, including attorney’s fees, due to materials in the design at the request of Fashionista Distributor Holdings Inc. to which Fashionista Distributor Holdings Inc. does not possess copyright permission or usage rights.

6.	This design contract shall be the sole agreement between Nicola Tononi and Fashionista Distributor Holdings Inc. for this project. No other agreements, verbal or written, shall be considered binding or valid upon electronic signature of this design contract by both parties.

7.	This contract shall not be modified or otherwise altered unless approved in writing by both the designer and the client.

8.	This design contract shall be governed by the laws of the State of Nevada. Any legal disputes or proceedings shall take place in the State of Nevada.

Yushun Ting	Nicola Tononi
Fashionista Distributor Holdings Inc.

/s/ Yushun Ting	/s/ Nicola Tononi